UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 29, 2008

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On January 29, 2008, the Board of Directors (the “Board”) of Denny's Corporation (the “Company”) increased the size of the Board from eight to nine directors, and appointed Louis P. Neeb to serve as a director of the Company.  Mr. Neeb will receive the same compensation as the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 18, 2007.  On January 29, 2008, Mr. Neeb, as well as all of the Company’s other non-employee directors,  received an annual equity grant under the Company’s 2004 Omnibus Incentive Plan, consisting of 8,100 deferred stock units and 18,900 stock options.

There are no arrangements between Mr. Neeb and any other person pursuant to which Mr. Neeb was selected as a director, nor are there any transactions to which the Company or any subsidiary thereof is a party and in which Mr. Neeb has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Executive Severance Pay Plan

On January 29, 2008, the Compensation and Incentives Committee of the Board approved and adopted the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”), which provides severance payments and benefits to certain executive officers of the Company (including F. Mark Wolfinger, the Company’s Executive Vice President, Growth Initiatives and Chief Financial Officer) in the event their employment is involuntary terminated under certain circumstances.  The Company’s named executive officers (other than Mr. Wolfinger) will not participate in the Severance Plan, but will instead continue to be eligible for severance benefits as set forth in their existing individual employment agreements and arrangements.

Under the Severance Plan, if a participant’s employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination occurs within the two-year period following a change in control of the Company (or if the termination occurs prior to a change in control and it can reasonably be shown that the termination was in connection with the change in control), the participant will be entitled to certain severance payments and benefits (the “Change in Control  Severance Benefits”).  The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus, (2) a severance payment equal to two times the participant’s base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 24 months (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date).  In addition, the participant will be eligible for up to $20,000 of outplacement services payable by the Company.

Under the Severance Plan, if a participant’s employment is terminated by the Company without cause or by the participant for good reason, and the termination does not occur within the two-year period following a change of control of the Company (and the participant is not otherwise entitled to receive Change in Control Severance Benefits), the participant will be entitled to certain severance payments and benefits (the “Regular  Severance Benefits”).  The Regular Severance Benefits include the following: (1) a pro rata payment of the annual bonus that the participant would have earned based on the Company’s actual performance for the full fiscal year in which the termination occurs (payable at the same time bonuses are payable to the Company’s other executive officers), (2) salary continuation for a period of 12 months following the termination, and (3) 12 monthly installment payments equal to the full monthly cost to provide group health benefits to the participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date).  In addition, the participant will be eligible for up to $20,000 of outplacement services payable by the Company.

As a condition to receiving payments and benefits under the Severance Plan, a participant must enter into a separation agreement with the Company, which will contain a general release of claims and certain noncompetition, confidentiality and employee nonsolicitation covenants, as well as restrictions on relationships with certain protected customers, that will apply for a period of either 2 years (with respect to confidentiality) or 12 months (with respect to all other covenants) after termination.

A copy of the Severance Plan is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 -- Denny's Corporation Executive Severance Pay Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: February 4, 2008	/s/ Rhonda J. Parish
Rhonda J. Parish
Executive Vice President,
Chief Legal Officer,
and Secretary